Exhibit 99.1 TRANSCRIPT OF INTERVIEW

Howard- Great Stewart, Thanks for having me.

Stewart- It’s been awhile so Can you give us a quick update before we discuss your recent press releases as it looks like you have gone through some major changes.

Howard-Indeed we have. Last year we bought 51% ownership in a generator installation company in South Florida which generated 10 million in revenues by the third quarter and 100 million dollar market cap. With that we then started looking at other acquisitions and found Capstone Industries. And one of the reasons I wanted to acquire Capstone was because they had tremendous vendor relationships with most of the major mass Retailers such as Wal-Mart, Target, and Barnes and Nobles selling Book lights. A very niche business, Book lights, task lights, and novelty lights. They have some innovative products, some which are patented and over the years have gained traction with these retailers and they have grown that business significantly.

Then last April we acquired a license agreement with the Clorox Company for their STP brand... We knew we were going to have this opportunity when I purchased Capstone so one of the decisions we had to make before the end of the year was to keep the generator co. and Capstone? And we knew we could not fund both businesses so we chose Capstone, with its national business versus a local generator company. So we sold off our generator company before the end of the year And decided to put most of our effort with capstone. So April came by and we signed an exclusive agreement with STP for all automotive accessories and hardware products. So it’s a really big opportunity for us and we are really excited about it and that is what we are doing right now.

Stewart- But you did more than that. You changed your name and symbol as well. Talk to us about that?

Howard- Yes we are not a China trading company. CHDT Corp is really an incubator of Businesses that are predominately involved in retail distribution, but not necessarily. We own our own subsidiaries and look to acquire similar companies like Capstone that we feel with our strong retail customers and management; we can significantly increase their revenues of those companies.

Stewart- Let’s refer to yesterday’s announcement of 2600 stores.

Howard-Yes I’m excited to say that we have developed a niche business of book lights over the years into a category for our major retailers. And now we have now been granted 19 items in year round planograms in 2600 stores. These orders will be shipping in the 3rd and 4th quarters. It is a very big opportunity for us obviously as we will have products in the stores of top two retailers year round. We are excited about the progress we have made with our existing book light business as the past few months we have just been talking about STP yet our book light business is doing fantastic as well.

Stewart- Your stock is low. Why. Let’s talk price and technical.

Well we had a big run last year from two cents to twenty five cents and investors might have been disappointed we sold our generator company which generated 10 million in revenues and we traded that for Capstone which did 2 million. So an investor might say revenues will not be as great as with the generator company.

So people got out of our stock, but I think what they didn’t realize is we are here to build a long term business and so the short term pain we had getting rid of our generator business is going to pay off in dividends because long term we are here building a very big company that has all these vendor relationships with the top retailers, we have all the sourcing capabilities we need, we have tremendous management, almost everyone in our management has been doing business for over 25 years. So we have the formula for success now and our stock price will fall into place obviously when the revenues begin to hit and as you can see from the announcement yesterday of putting product in 2600 stores year round with our book lights that will result in increased revenues. And STP launches in October where we will really expect revenues to increase as we will be selling a high ticket item, we are used to selling last year souvenirs with an average price of fifty cents to a dollar, then we acquired Capstone whose average sale price is $3 to $5 but when you bring in the STP product line now the average sale could be $25 to $50 dollars so that helps us increase those revenues quickly.

Stewart- Let’s turn to today’s PR about Hawk International.

Howard- Well we have been busy hiring rep organizations, independent sales agencies to sell our STP line and what is exciting is most of these rep agencies

Have looked at our other existing products like our light division where we have task lights that can go into the automotive industries as well as mass retail. So we are in the process of hiring 8 rep organizations and we will release that news as it happens over the next few weeks and Hawk is the first we are announcing today. A tremendous company in the Mid-West and I think if you see by their quotes they are excited to be working with Capstone but really excited to be able to sell the STP brand and that is what we want we want our reps to be excited about this new product line we are about to launch and I can tell you these organizations are chomping at the bit to receive our samples. Which they will receive over the next 3 to 4 weeks.

Stewart- Hawk West Marketing, serves some of the top accounts such as Meijer, CSK Auto, HWI, ACO Hardware, Discount Drug Mart, Summit Racing, Borders, Spartan Stores, Kroger and more.

Mike Konkel, the President of Hawk West, said, "We at Hawk West Marketing look forward to working with the sales team at Capstone... The new STP-branded tools and automotive accessories will be a fantastic addition to any Mass Merchandiser, Automotive Chain and Club. The STP brand is a strong, established brand name. The lighting products from Capstone will offer a proven line of inventive products which we can introduce to a new class of trade.

Howard as always a very informative interview. We look forward to hearing from you soon.

Howard- Thank you Stewart.